Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES THIRD QUARTER 2016 RESULTS

Third Quarter 2016 Highlights

•                  U.S. GAAP net (loss) to common stockholders of ($100.4) million, or ($0.56) per diluted share and cash available for distribution (“CAD”) of $83.5 million, or $0.46 per share.

•                  Third quarter 2016 cash dividend of $0.40 per common share.

•                  To date total of $6.6 billion of asset monetizations completed or under contract, generating $2.5 billion of liquidity

•                  $2.8 billion of completed asset monetizations which generated $1.4 billion of liquidity, including $667 million of assets sold and $416 million of liquidity generated in the third quarter 2016

•                  $3.8 billion of additional asset sales under contract expected to generate $1.1 billion of liquidity, including:

•                  Entered into an agreement to sell an approximate $1.0 billion joint venture interest, at a valuation of $6.1 billion, in NorthStar Realty’s entire healthcare real estate portfolio to Taikang Insurance Group. This transaction will generate approximately $340 million of liquidity and represents an approximate 6.1% cap rate; and

•                  Entered into an agreement to sell $838 million of NorthStar Realty’s medical office healthcare portfolio at an approximate 5.6% cap rate. This transaction is expected to generate approximately $115 million of liquidity.

NEW YORK, NY, November 8, 2016 - NorthStar Realty Finance Corp. (NYSE: NRF) (“NorthStar Realty”) today announced its results for the third quarter ended September 30, 2016.

Third Quarter 2016 Results

NorthStar Realty reported U.S. GAAP net (loss) to common stockholders for the third quarter 2016 of ($100.4) million, or ($0.56) per diluted share. NorthStar Realty reported CAD for the third quarter 2016 of $83.5 million, or $0.46 per share.

For more information and a reconciliation of CAD to net income (loss) to common stockholders, please refer to the tables on the following pages.

David T. Hamamoto, Chairman, commented, “We continue to make great progress on our proposed tri-party merger with NSAM and Colony Capital. We are working diligently toward its successful completion in January 2017 and on integration plans to achieve substantial merger synergies. More than ever, we are confident the combination of these great companies, as an internally managed REIT, will result in a world-class real estate and investment management platform.”

Jonathan A. Langer, Chief Executive Officer, commented, “In addition to our efforts in completing the tri-party merger, we have continued to remain focused on asset monetization opportunities. In particular, we are extremely pleased to partner with Taikang Insurance Group, one of China’s leading insurance companies, in our overall healthcare real estate portfolio. Taikang shares our vision regarding the long-term value proposition represented by investing in a diversified U.S. healthcare real estate portfolio and we look forward to a fruitful relationship with them. When also factoring in the liquidity from the medical office building portfolio sale, we have again dramatically enhanced an already attractive liquidity profile which provides for significant financial flexibility and future earnings potential. As powerful as this liquidity position is, our currently un-invested cash of over $1 billion has resulted in a significant drag on this quarter’s earnings. Additionally, while the majority of our owned real estate again exhibited solid performance in the third quarter, our hotels continued to be impacted by displacement of room revenue resulting from planned renovations and sluggish hospitality market conditions.”

Proposed Merger - Colony NorthStar, Inc. (“Colony NorthStar”)

On June 2, 2016, NorthStar Realty, NorthStar Asset Management Group Inc. and Colony Capital, Inc. entered into a definitive agreement to create a world-class, internally-managed, diversified real estate and investment management platform. For additional information regarding the proposed merger, please refer to the registration statement on Form S-4 filed by Colony

NorthStar, Inc. with the Securities and Exchange Commission on July 29, 2016, as may be amended from time to time, and the investor presentation related to the proposed merger, which can be found on NorthStar Realty’s, NSAM’s and Colony Capital’s respective websites. The transaction is expected to close in January 2017, subject to customary closing conditions, including shareholder and regulatory approvals.

Portfolio Results and Performance Metrics

Below are portfolio results and performance metrics for the third quarter 2016. Same-store results are presented for direct real estate properties that NorthStar Realty owned during the full quarter ended September 30, 2015 and full quarter ended September 30, 2016. For private equity fund investments and financial investments such as loans, securities and CDO equity, information presented represents third quarter 2016 results compared to second quarter 2016 results. For more information and a reconciliation of net operating income (“NOI”) to property and other related revenues net of property operating expenses, please refer to the tables on the following pages.

Healthcare Real Estate

•                  For the third quarter 2016, combined healthcare portfolio NOI was $91.6 million.

•                  For portfolios owned during the full quarters ended September 30, 2015 and 2016, combined healthcare portfolio NOI was $91.6 million for the third quarter 2016 and excluding foreign currency exchange rate fluctuations related to properties located in the United Kingdom, NOI would have been $93.0 million, compared to combined healthcare portfolio NOI of $90.1 million for the third quarter 2015.

Medical Office Buildings

•                  For the third quarter 2016, NOI was $25.8 million, remaining lease term was 6.6 years and occupancy was 89.4%.

•                  For portfolios owned during the full quarters ended September 30, 2015 and 2016, NOI was $25.8 million, remaining lease term was 6.6 years and occupancy was 89.4% for the third quarter 2016, compared to NOI of $25.6 million, remaining lease term of 6.7 years and occupancy of 91.0% for the third quarter 2015.

Senior Housing — Operating

•                  For the third quarter 2016, NOI was $18.0 million and occupancy was 88.4%.

•                  For portfolios owned during the full quarters ended September 30, 2015 and 2016 and adjusted to include NOI from a portfolio which transitioned from triple net lease to operating during 2015, NOI was $18.0 million and occupancy was 88.4% for the third quarter 2016, compared to NOI of $16.9 million and occupancy of 88.7% for the third quarter 2015.

Senior Housing — Triple Net Lease

•                  For the third quarter 2016, NOI was $14.1 million, remaining lease term was 11.9 years and lease (EBITDAR) coverage was 1.7x.

•                  For portfolios owned during the full quarters ended September 30, 2015 and 2016 and adjusted to exclude NOI from a portfolio which transitioned from triple net lease to operating during 2015, NOI was $14.1 million and excluding foreign currency exchange rate fluctuations related to properties located in the United Kingdom NOI, would have been $15.5 million, remaining lease term was 11.9 years and lease (EBITDAR) coverage was 1.7x for the third quarter 2016, compared to NOI of $14.9 million, remaining lease term of 11.4 years and lease (EBITDAR) coverage was 1.5x for the third quarter 2015.

Skilled Nursing Facilities

•                  For the third quarter 2016, NOI was $28.7 million, remaining lease term was 8.0 years and lease (EBITDAR) coverage was 1.5x.

•                  For portfolios owned during the full quarters ended September 30, 2015 and 2016, NOI was $28.7 million, remaining lease term was 8.0 years and lease (EBITDAR) coverage was 1.5x for the third quarter 2016, compared to NOI of $27.8 million, remaining lease term of 9.0 years and lease (EBITDAR) coverage was 1.4x for the third quarter 2015.

Hospitals

•                  For the third quarter 2016, NOI was $5.0 million, remaining lease term was 12.2 years and lease (EBITDAR) coverage was 3.5x, compared to NOI of $4.9 million, remaining lease term of 13.2 years and lease (EBITDAR) coverage was 2.6x for the third quarter 2015.

Hotels

•                  For the third quarter 2016, EBITDA was $80.1 million, RevPAR was $100.7, WA occupancy was 78.0% and EBITDA margin was 36.3%.

•                  For portfolios owned during the full quarters ended September 30, 2015 and 2016, EBITDA was $78.4 million, RevPAR was $101.1, WA occupancy was 77.7% and EBITDA margin was 37.0% for the third quarter 2016, compared to EBITDA of $82.7 million, RevPAR of $102.7, WA occupancy of 79.7% and EBITDA margin of 38.0% for the third quarter 2015.

•                  For portfolios owned during the full quarters ended September 30, 2015 and 2016 and excluding hotels which were under renovation during the third quarter 2016, EBITDA was $69.6 million, RevPAR was $102.4, WA occupancy was 78.8% and EBITDA margin was 37.2% for the third quarter 2016, compared to EBITDA of $71.5 million, RevPAR of $102.2, WA occupancy of 79.6% and EBITDA margin of 38.1% for the third quarter 2015.

Manufactured Housing Communities

•                  For the third quarter 2016, NOI was $32.5 million, WA monthly rent was $500.3 and economic occupancy was 85.2%.

•                  For portfolios owned during the full quarters ended September 30, 2015 and 2016, NOI was $30.1 million, WA monthly rent was $507.0 and economic occupancy was 85.7% for third quarter 2016, compared to NOI of $25.6 million, WA monthly rent of $488.4 and economic occupancy of 85.3% for the third quarter 2015.

Net Lease Real Estate

•                  For the third quarter 2016, NOI was $11.2 million, remaining lease term was 5.2 years and occupancy was 93.0%.

•                  For portfolios owned during the full quarters ended September 30, 2015 and 2016, NOI was $5.7 million, remaining lease term was 5.2 years and occupancy was 93.0% for the third quarter 2016, compared to NOI of $6.1 million, remaining lease term of 4.7 years and occupancy of 96.4% for the third quarter 2015.

•                  Excluding rent concessions provided to two tenants that renewed their leases during 2016, third quarter 2016 NOI would have been $6.4 million for portfolios owned during the full quarters ended September 30, 2015 and 2016.

Multifamily Real Estate

•                  For the third quarter 2016, NOI was $4.4 million, occupancy was 94.3%, WA monthly rent was $830.5 and NOI margin was 52.7%.

•                  For portfolios owned during the full quarters ended September 30, 2015 and 2016, NOI was $4.4 million, occupancy was 94.5%, WA monthly rent was $826.0 and NOI margin was 53.0% for the third quarter 2016, compared to NOI of $4.1 million, occupancy of 92.0%, WA monthly rent of $792.2 and NOI margin of 50.8% for the third quarter 2015.

•                  Excluding the 5 multifamily properties NorthStar Realty has definitive agreements to sell as of September 30, 2016, NOI was $1.6 million for the third quarter 2016.

Multi-tenant Office Real Estate

•                  For the third quarter 2016,  NOI was $2.9 million, remaining lease term was 2.4 years, occupancy was 85.1% and NOI margin was 55.0%, compared to NOI of $2.8 million, remaining lease term of 3.1 years, occupancy of 88.9% and NOI margin of 54.2% for the third quarter 2015.

Interest in Private Equity Funds

•                  For the third quarter 2016, aggregate gross distributions were $53.7 million, of which $18.0 million was income earned and aggregate contributions totaled $1.4 million. As of September 30, 2016, aggregate portfolio net carrying value was $481.7 million with a yield of 12.3%. For the second quarter 2016, aggregate gross distributions were $50.7 million, of which $23.7 million was income earned and aggregate contributions totaled $1.6 million. As of June 30, 2016, aggregate portfolio net carrying value was $512.9 million with a yield of 14.2%.

Balance Sheet Loans

•                  For the third quarter 2016, aggregate portfolio income was $4.9 million. During the third quarter 2016, asset sales and repayments totaled $2.8 million. As of September 30, 2016, aggregate portfolio carrying value was $199.3 million with a yield on equity of 9.4%. For the second quarter 2016, aggregate portfolio income was $11.3 million. During the second quarter 2016, asset sales and repayments totaled $116.0 million net of $25.2 million of financing. As of June 30, 2016, aggregate portfolio carrying value was $205.2 million with a yield on equity of 9.8%.

N-Star CDO Bonds and Other Securities

•                  For the third quarter 2016, aggregate portfolio income earned was $15.6 million, which includes $3.5 million related to repurchased CDO bonds that are eliminated in consolidation. As of September 30, 2016, the principal amount of the portfolio, excluding repurchased CDO bonds that are eliminated in consolidation, was $430.1 million with an amortized cost of $221.0 million and a yield of 20.7%. As of September 30, 2016, the principal amount of repurchased CDO bonds that are eliminated in consolidation was $139.8 million. For the second quarter 2016, aggregate portfolio income earned was $16.9 million, which includes $5.9 million related to repurchased CDO bonds that are eliminated in consolidation. As of June 30, 2016, the principal amount of the portfolio, excluding repurchased CDO bonds that are eliminated in consolidation, was $434.5 million with an amortized cost of $213.9 million and a yield of 20.7%. As of June 30, 2016, the principal amount of repurchased CDO bonds that are eliminated in consolidation was $139.7 million.

CDO Equity and Other Income

•                  For the third quarter 2016, aggregate CDO equity distributions and other income was $16.8 million. For the second quarter 2016, aggregate CDO equity distributions and other income was $13.9 million.

Asset Divestitures

Commercial Real Estate

Completed third quarter 2016 and fourth quarter to date 2016

•                  During the third quarter 2016, NorthStar Realty sold its interests in a $405 million net lease industrial real estate portfolio which resulted in NorthStar Realty receiving net proceeds of approximately $170 million. NorthStar Realty generated an IRR of approximately 13.8% on its invested equity.

•                  During the third quarter 2016, NorthStar Realty sold one multifamily property for $23 million which resulted in NorthStar Realty receiving net proceeds of approximately $8 million. NorthStar Realty generated an IRR of approximately 21.4% on its invested equity.

•                  Subsequent to the third quarter 2016, NorthStar Realty sold five multifamily properties for $158 million which resulted in NorthStar Realty receiving net proceeds of approximately $43 million. NorthStar Realty generated an IRR of approximately 14.3% on its invested equity.

Under Contract

•                  NorthStar Realty has entered into a definitive agreement to sell its manufactured housing communities for $2.0 billion which will result in net proceeds of approximately $615 million. NorthStar Realty expects to generate an IRR of approximately 20.3% on its invested equity. We expect this transaction to close in the first quarter 2017; however, there is no assurance this transaction will close on the terms anticipated, if at all.

•                  NorthStar Realty has entered into a definitive agreement to sell a subset of its MOB portfolio for $838 million, at an approximate 5.6% cap rate, which will result in net proceeds of approximately $115 million. We expect this transaction to close in the fourth quarter 2016; however, there is no assurance this transaction will close on the terms anticipated, if at all.

•                  NorthStar Realty has entered into a definitive agreement, subject to certain regulatory and financing approvals, to sell a joint venture interest in its healthcare real estate portfolio for approximately $1.0 billion, at a total valuation of $6.1 billion and representing an approximate 6.1% cap rate, which will result in net proceeds of approximately $340 million. We expect this transaction to close in the first quarter 2017; however, there is no assurance this transaction will close on the terms anticipated, if at all.

Real Estate Private Equity

•                  During the third quarter 2016, NorthStar Realty sold its interests in 41 real estate private equity funds for $239 million of net proceeds, of which NorthStar Realty has received $34 million and will receive the remaining net proceeds in the fourth quarter 2016. The sale relieved NorthStar Realty of $45 million in future funding obligations.

NorthStar Realty Total Assets

•                  Assets as of September 30, 2016 totaled approximately $18.9 billion or pro forma for asset monetization initiatives as of November 4, 2016, assets are approximately $16.1 billion.

•                  Approximately 90% of the $16.1 billion of total assets are comprised of direct and indirect ownership interests in real estate.

Supplemental Disclosure

•                  Please refer to the supplemental presentation that was posted on NorthStar Realty’s website, www.nrfc.com, which provides substantial additional details regarding NorthStar Realty’s investments.

Liquidity, Financing and Capital Markets Highlights

Liquidity as of November 4, 2016
$ in millions

Unrestricted cash(1)	$1,067
Undrawn corporate revolving credit facility	250
Expected asset monetizations (in-contract)(2)	1,070

Expected liquidity	$2,387

(1)	Includes $205 million of deferred proceeds expected to be received in the fourth quarter 2016 related to a portfolio of real estate PE fund interests sold in the third quarter 2016.
(2)

Includes expected asset monetization net proceeds: $615 million from manufactured housing communities, $115 million from the sale of healthcare MOB assets and $340 million from an interest in NorthStar Realty’s healthcare real estate portfolio.

Common shares, LTIPs and RSUs not subject to performance hurdles, outstanding
Amounts in millions

Weighted average for Q3’16	183.2

Total outstanding as of November 4, 2016	183.2

Potential Additional Shares
Common shares underlying remaining exchangeable notes	1.2
Grand total	184.4

Earnings Conference Call

NorthStar Realty will host a conference call to discuss third quarter 2016 financial results on November 8, 2016, at 9:00 a.m. Eastern time.  Hosting the call will be Jonathan A. Langer, Chief Executive Officer and Debra A. Hess, Chief Financial Officer, as well as Executives of NorthStar Asset Management Group, David T. Hamamoto, Executive Chairman, Al Tylis, Chief Executive Officer and Daniel R. Gilbert, Chief Investment and Operating Officer.

The call will be webcast live over the Internet from NorthStar Realty’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 800-533-9703, or for international callers, by dialing 785-830-1926, and using passcode 1279939.

A replay of the call will be available two hours after the call through November 14, 2016 by dialing 888-203-1112 or, for international callers, 719-457-0820, using pass code 1279939.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate company that is organized as a REIT and is managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), a global asset management firm. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations

($ in thousands, except per share and dividends data)

(Unaudited)

	Three Months Ended September 30,
	2016(1)	2015(1)

Property and other revenues
Rental and escalation income	$165,060	$194,518
Hotel related income	220,578	219,427
Resident fee income	72,988	70,257
Other revenue	5,038	2,501
Total property and other revenues	463,664	486,703
Net interest income
Interest income	34,669	60,840
Interest expense on debt and securities	1,614	1,289
Net interest income on debt and securities	33,055	59,551

Expenses
Management fee, related party	46,771	51,285
Interest expense—mortgage and corporate borrowings	114,296	127,111
Real estate properties — operating expenses	236,992	248,983
Other expenses	6,472	7,495
Transaction costs	3,599	2,633
Impairment losses	70,433	—
Provision for (reversal of) loan losses, net	1,892	53
General and administrative expenses
Compensation expense (2)	7,528	7,794
Other general and administrative expenses	3,585	4,885
Total general and administrative expenses	11,113	12,679
Depreciation and amortization	84,726	118,826
Total expenses	576,294	569,065
Other income (loss)
Unrealized gain (loss) on investments and other	(26,648)	(132,251)
Realized gain (loss) on investments and other	939	614
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	(105,284)	(154,448)
Equity in earnings (losses) of unconsolidated ventures	26,054	60,359
Income tax benefit (expense)	(3,567)	2,142
Income (loss) from continuing operations	(82,797)	(91,947)
Income (loss) from discontinued operations	—	(16,581)
Net income (loss)	(82,797)	(108,528)
Net (income) loss attributable to non-controlling interests	3,506	3,477
Preferred stock dividends	(21,060)	(21,060)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(100,351)	$(126,111)

Earnings (loss) per share:(3)
Income (loss) per share from continuing operations	$(0.56)	$(0.60)
Income (loss) per share from discontinued operations	—	(0.09)
Basic	$(0.56)	$(0.69)
Diluted	$(0.56)	$(0.69)

Weighted average number of shares:(3)
Basic	179,890,187	182,343,301
Diluted	181,746,499	184,187,524

Dividends per share of common stock(3)	$0.40	$0.75

(1)

The consolidated financial statements for the three months ended September 30, 2016 represent the Company’s results of operations following the NRE Spin-off on October 31, 2015. The three months ended September 30, 2015 include a carve-out of revenues and expenses attributable to NorthStar Europe recorded in discontinued operations.

(2)	The three months ended September 30, 2016 and 2015 includes $5.9 million and $6.2 million of equity-based compensation expense, respectively.
(3)	Adjusted for the one-for-two reverse stock split completed on November 1, 2015.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands, except per share data)

	September 30,	December 31,
	2016 (Unaudited)	2015

Assets
Cash and cash equivalents	$725,360	$224,101
Restricted cash	180,068	299,288
Operating real estate, net	7,371,996	8,702,259
Real estate debt investments, net	348,539	501,474
Real estate debt investments, held for sale	—	224,677
Investments in private equity funds, at fair value	484,876	1,101,650
Investments in unconsolidated ventures	161,744	155,737
Real estate securities, available for sale	526,966	702,110
Receivables, net	264,961	66,197
Receivables, related parties	1,888	2,850
Intangible assets, net	343,717	527,277
Assets of properties held for sale	2,653,959	2,742,635
Other assets	300,815	154,146
Total assets	$13,364,889	$15,404,401

Liabilities
Mortgage and other notes payable	$6,922,027	$7,164,576
Credit facilities and term borrowings	420,409	654,060
CDO bonds payable, at fair value	257,877	307,601
Exchangeable senior notes	27,356	29,038
Junior subordinated notes, at fair value	191,175	183,893
Accounts payable and accrued expenses	132,016	170,120
Due to related party	46,939	50,903
Derivative liabilities, at fair value	302,316	103,293
Intangible liabilities, net	113,967	149,642
Liabilities of properties held for sale	1,502,659	2,209,689
Other liabilities	73,126	165,856
Total liabilities	9,989,867	11,188,671

Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $986,640 aggregate liquidation preference as of September 30, 2016 and December 31, 2015	939,118	939,118
Common stock, $0.01 par value, 500,000,000 shares authorized, 180,729,894 and 183,239,708 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	1,807	1,832
Additional paid-in capital	5,116,100	5,149,349
Retained earnings (accumulated deficit)	(2,891,153)	(2,309,564)
Accumulated other comprehensive income (loss)	(63,709)	18,485
Total NorthStar Realty Finance Corp. stockholders’ equity	3,102,163	3,799,220
Non-controlling interests	272,859	416,510
Total equity	3,375,022	4,215,730
Total liabilities and equity	$13,364,889	$15,404,401

Non-GAAP Financial Measures

We use CAD and NOI, each a non-GAAP measure, to evaluate our profitability.

Cash Available for Distribution

We believe that CAD provides investors and management with a meaningful indicator of operating performance.  We also believe that CAD is useful because it adjusts for a variety of items that are consistent with presenting a measure of operating performance (such as transaction costs, N-Star CDO equity interests, depreciation and amortization, equity-based compensation, realized gain (loss) on investments, provision for loan losses, asset impairment, non-recurring bad debt expense and certain interest income and expense items).  We adjust for transaction costs because these costs are not a meaningful indicator of our operating performance.  For instance, these transaction costs include costs such as professional fees associated with new investments or restructuring of investments, which are expenses related to specific transactions.  We adjust for N-Star CDO equity interests to represent the net economic interest generated from the N-Star CDO equity interests. This adjustment is a component of our ongoing return on such investments, and therefore, is adjusted in CAD as it provides investors and management with a meaningful indicator of our operating performance. Furthermore, CAD adjusts N-Star CDO bond discounts to record such investments on an effective yield basis over the expected weighted average life of the investment.  N-Star CDO bond discounts relates to repurchased CDO bonds of consolidated CDO financing transactions at a discount to par.  These CDO bonds typically have a low interest rate and the majority of the return is generated from repurchasing the CDO bonds at a discount to expected recovery value.  Because the return generated through the accretion of the discount is a meaningful contributor to our operating performance, such accretion is adjusted in CAD.  The computation for the accretion of the discount under U.S. GAAP and CAD is the same.  However, for CDO financing transactions that are consolidated under U.S. GAAP, the CDO bonds are not presented as an investment but rather are eliminated in our consolidated financial statements.  In addition, we adjust for distributions and adjustments to joint venture partners, which represent the net return generated from our investments allocated to our non-controlling interests.  For our owned hotels, our CAD calculation does not make an adjustment for furniture, fixtures and equipment (FF&E) reserves. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.  Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including straight-line rental income or expense, amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; net economic interest generated from N-Star CDO equity interests; accretion of consolidated N-Star CDO bond discounts; net interest income in consolidated N-Star CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for loan losses, net; impairment on depreciable property; non-recurring bad debt expense; acquisition gains or losses; distributions and adjustments related to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items.

CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating CAD involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three months ended September 30, 2016 (dollars in thousands):

Reconciliation of Cash Available for Distribution

(Amount in thousands except per share data)

Three Months Ended
September 30, 2016

Net income (loss) attributable to common stockholders	$(100,351)
Non-controlling interests	(3,506)

Adjustments:
Depreciation and amortization items (1)	97,904
N-Star CDO bond discounts (2)	3,516
Net interest income in consolidated N-Star CDOs	(9,644)
Unrealized (gain) loss from fair value adjustments / Provision for (reversal of) loan losses, net	26,549
Realized (gain) loss on investments (3)	2,170
Distributions / adjustments to joint venture partners	(9,714)
Transaction costs and other (4)	76,569

CAD	$83,493

CAD per share(5)	$0.46

(1)

Represents an adjustment to exclude depreciation and amortization of $84.9 million (including $0.2 million related to unconsolidated ventures), straight-line rental income of $(7.6) million, amortization of above/below market leases of $1.5 million, amortization of deferred financing costs of $12.7 million, amortization of discount on financings and other of $0.5 million and amortization of equity-based compensation of $5.9 million.

(2)

For CAD, discounts expected to be realized on N-Star CDO bonds for consolidated CDOs are accreted on an effective yield basis based on expected maturity. For deconsolidated N-Star CDOs, N-Star CDO bond accretion is already included in net income attributable to common stockholders.

(3)

Represents an adjustment to exclude a $4.4 million net gain related to the sale of real estate investments, a $(0.4) million loss related to the foreclosure of real estate, $(5.4) million non-cash loss related to securities in our consolidated CDOs, $(1.3) million loss related to the sale of manufactured homes, $0.5 million of other real estate gains and includes a $3.1 million gain related to acceleration of discount and fees.

(4)	Represents an adjustment to exclude $70.4 million of impairment, $3.6 million of transaction costs and include $2.5 million related to N-Star CDO equity interests.
(5)	CAD per share does not take into account any potential dilution from our outstanding exchangeable notes or restricted stock units subject to performance metrics not currently achieved.

Net Operating Income (NOI)

We believe NOI is a useful metric of the operating performance of our real estate portfolio in the aggregate.  Portfolio results and performance metrics represent 100% for all consolidated investments and represent our ownership percentage for unconsolidated joint ventures.  Net operating income represents total property and related revenues, adjusted for: (i) amortization of above/below market rent; (ii) straight line rent; (iii) other items such as adjustments related to joint ventures and non-recurring bad debt expense; and (iv) less property operating expenses.  However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, transaction costs, depreciation and amortization expense, realized gains (losses) from the sale of properties and other items under U.S. GAAP and capital expenditures and leasing costs necessary to maintain the operating performance of properties, all of which may be significant economic costs.  NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of NOI to property and other related revenues less property operating expenses for our property types in our real estate segment for the three months ended September 30, 2016 (dollars in thousands):

	Total	Healthcare (6)(7)	Hotel	Manufactured Housing (7)	Net Lease	Multifamily (7)	Multi-tenant Office
Property and Other Revenues:
Rental and escalation income	$165,060	$88,996	$22	$49,424	$14,433	$6,961	$5,224
Hotel related income	220,578	—	220,578	—	—	—	—
Resident fee income	72,988	72,988	—	—	—	—	—
Other revenue (1)	2,929	585	83	1,408	332	368	153
Total property and other revenues	461,555	162,569	220,683	50,832	14,765	7,329	5,377
Real estate properties - operating expenses	236,992	68,056	140,513	19,882	2,584	3,621	2,336
Adjustments:
Interest income (2)	3,033	1,470	11	1,548	4	—	—
Equity in earnings (3)	145	—	—	—	(166)	311	—
Amortization and other items (4)	(5,013)	(4,377)	(34)	—	(782)	359	(179)
NOI (5)(8)	$222,728	$91,606	$80,147	$32,498	$11,237	$4,378	$2,862

(1)          Certain other revenue earned is not included as part of NOI, including collateral management fees for administrative services in our N-Star CDOs, that are not part of our real estate segment.

(2)          Primarily represents interest income earned from notes receivable on manufactured homes and loans in our healthcare portfolio.

(3)          Includes an adjustment related to our interest in an unconsolidated joint venture in a net lease and multifamily property.

(4)          Primarily includes amortization of straight-line rental income, amortization of above/below market leases and non-recurring bad debt.

(5)          We consider NOI for hotels to be a proxy for earnings before interest, tax, depreciation and amortization (EBITDA).

(6)          The following table presents NOI by asset class within our healthcare property type for the three months ended September 30, 2016 (dollars in thousands):

	Total	Medical Office Buildings	Senior Housing - Operating	Senior Housing - Triple Net Lease	Skilled Nursing Facilities	Hospitals
Property and Other Revenues:
Rental and escalation income	$88,996	$39,435	$—	$13,930	$29,710	$5,921
Resident fee income	72,988	—	67,486	—	5,502	—
Other revenue	585	583	—	—	—	2
Total property and other revenues	162,569	40,018	67,486	13,930	35,212	5,923
Real estate properties - operating expenses	68,056	12,450	49,670	219	5,310	407
Adjustments:
Interest income	1,470	1	1	1,114	57	297
Amortization and other items	(4,377)	(1,810)	224	(730)	(1,279)	(782)
NOI	$91,606	$25,759	$18,041	$14,095	$28,680	$5,031

(7)          During 2016, we entered into definitive agreements to sell certain of our real estate portfolios, including ten multifamily properties of which five properties were sold as of September 30, 2016, our manufactured housing portfolio and a portion of our medical office building portfolio.

(8)          The following table presents a reconciliation of NOI of our real estate segment to net income (loss) for the three months ended September 30, 2016 (dollars in thousands):

NOI	$222,728
Adjustments:
Straight-line rental revenue and amortization of above/below-market leases	6,185
Interest expense - mortgage and corporate borrowings	(104,510)
Other expenses	(6,267)
Depreciation and amortization	(84,536)
Unrealized gain (loss) on investments and other	(1,956)
Realized gain (loss) on investments and other	6,378
Equity in earnings (losses) of unconsolidated ventures	25,887
Impairment Losses	(70,433)
Income tax benefit (expense)	(3,408)
Other items	(1,069)
Net income (loss) - Real estate segment	$(11,001)
Remaining segments (i)	(71,796)
Net income (loss)	$(82,797)

(i)             Represents the net income (loss) of our remaining segments to reconcile to total net income (loss).

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward looking statements: the failure to receive, on a timely basis or otherwise, the required approvals by NSAM, Colony and NRF stockholders, governmental or regulatory agencies and third parties for the merger; the risk that a condition to closing of the merger may not be satisfied; each company’s ability to consummate the merger; operating costs and business disruption may be greater than expected; the ability of each company to retain its senior executives and maintain relationships with business partners pending consummation of the merger; the ability to realize substantial efficiencies and merger synergies as well as anticipated strategic and financial benefits, including the creation of an internally managed world-class real estate and investment management platform; the impact of legislative, regulatory and competitive changes; the impact of integration efforts; whether our monetization initiatives under contract or any additional monetization initiatives will be consummated, at highly attractive valuations or otherwise, and the incremental liquidity received from any such initiative; our ability to consummate the sale of a subset of our medical office buildings portfolio and enter into, and complete, a joint venture in our overall healthcare real estate portfolio on the terms anticipated or at all; whether our monetization initiatives will achieve the substantial anticipated benefits in full or at all, including anticipated IRRs, financial flexibility, opportunity and earnings power, additional liquidity, reduced leverage and an attractive financial profile, either before or after the merger; the impact such monetization initiatives will have on our earnings; the durability and long-term growth prospects of our business; our ability to execute our business strategy; the resulting effects of becoming an externally managed company, including the payment of substantial fees to our manager, an affiliate of NSAM, the allocation of investments by our manager among us and NSAM’s other managed companies, and various conflicts of interest in our relationship with NSAM, including in transactions between us and other companies managed by NSAM; the performance of our real estate portfolio generally, including the ability to maintain consistent or strong operating performance; the underperformance of our hotel business and whether it will improve, if at all; the timing and completion of hotel renovations and the impact on hotel operating performance; our ability to maintain dividend payments, at current levels, or at all; the diversification of our portfolio, including the equity and debt mix; volatility, disruption or uncertainty in the financial markets; our liquidity and financial flexibility, including the timing and amount of deployments of capital we retain from our dividend policy and net proceeds we receive from asset sales; the timing and amount of borrowings under our revolving credit facility and facility agreement; our ability to comply with the required affirmative and negative covenants, including the financial covenants; whether we will continue to diligently execute our business strategies in a disciplined manner; the impact of changes to our cost of capital, including our ability to make accretive investments; NSAM’s ability to source and consummate attractive investment opportunities on our behalf, both domestically and internationally; whether we will realize any potential upside in our limited partnership interests in real estate private equity funds or any appreciation above our original cost basis of our real estate portfolio; our ability to accelerate repayments of loans originated by us; the NOI and overall performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash generated from these investments and available for distribution; our ability to generate attractive risk-adjusted total returns; whether we will produce higher cash available for distribution (CAD) per share in the coming quarters, or ever; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants/operators of our real property that we own; our ability to realize the value of the bonds we have purchased and retained in our CDO financing transactions and other securitized financing transactions and our ability to complete securitized financing transactions on terms that are acceptable to us, or at all; our ability to meet various coverage tests with respect to our CDOs; the size and timing of offerings or capital raises; the ability to opportunistically participate in commercial real estate refinancings; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; seasonality in our portfolio; credit rating downgrades; tenant/operator or borrower defaults or bankruptcy; adverse economic conditions and the impact on the commercial real estate industry; our use of leverage; our ability to obtain mortgage financing on our real estate portfolio; the effect of economic conditions on the valuations of our investments; illiquidity of properties in our portfolio; our ability to manage our costs in line with our expectations and the impact on our CAD; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; our ability to comply with domestic and international laws or regulations governing various aspects of our business; regulatory requirements with respect to our business and the related cost of compliance; changes in laws or regulations governing various aspects of our business; changes in our board and management composition; competition for qualified personnel, including our ability to retain key personnel; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; failure to maintain effective internal controls; compliance with the rules governing real estate investment trusts; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, under the heading “Risk Factors”. The factors set forth in the Risk Factors section and otherwise described in our filings with the SEC could cause our actual results to differ significantly from those contained in any forward looking statement contained in this press release. There can be no assurance that the merger will in fact be consummated.

The foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in each of the Company’s, NSAM’s and Colony’s reports filed from time to time with the United States Securities and Exchange Commission (the “SEC”). All forward looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward looking statements after the date of this release to conform these statements to actual results.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772

Additional Information and Where to Find It

In connection with the proposed transaction, Colony NorthStar, Inc. (“Colony NorthStar”), a Maryland subsidiary of NSAM that will be the surviving parent company of the combined company, filed with the SEC a registration statement on Form S-4 (File No.: 333-212739) that includes a joint proxy statement of NSAM, Colony and NRF and that also constitutes a prospectus of Colony NorthStar. The registration statement has not yet become effective. Each of NSAM, Colony, NRF and Colony NorthStar may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the joint proxy statement/prospectus or registration statement or any other document which NSAM, Colony, NRF or Colony NorthStar may file with the SEC. INVESTORS AND SECURITY HOLDERS OF NSAM, COLONY AND NRF ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 INITIALLY FILED BY COLONY NORTHSTAR ON JULY 29, 2016, AS AMENDED FROM TIME TO TIME, THAT INCLUDES A JOINT PROXY STATEMENT/PROSPECTUS FROM EACH OF NSAM, COLONY AND NRF, THE CURRENT REPORTS ON FORM 8-K FILED BY EACH OF NSAM, COLONY AND NRF ON JUNE 3, 2016, JUNE 7, 2016, JUNE 8, 2016, JULY 29, 2016 AND OCTOBER 17, 2016 IN CONNECTION WITH THE MERGER AGREEMENT, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by NSAM, Colony, NRF and Colony NorthStar (when available) through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of NSAM, Colony or NRF at the following:

NorthStar Asset Management Group Inc.

Megan Gavigan / Emily Deissler / Hayley Cook

Sard Verbinnen & Co.

(212) 687-8080

Colony Capital, Inc.

Owen Blicksilver

Owen Blicksilver PR, Inc.

(516) 742-5950

or

Lasse Glassen

Addo Communications, Inc.

(310) 829-5400

lglassen@aaddoir.com

NorthStar Realty Finance Corp.

Joe Calabrese

Investor Relations

(212) 827-3772

Participants in the Solicitation

Each of NSAM, Colony and NRF and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from their respective shareholders in connection with the proposed transaction. Information regarding NSAM’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in NSAM’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended by its Form 10-K/A filed with the SEC on April 29, 2016 and Current Reports on Form 8-K filed by NSAM with the SEC on June 3, 2016, June 7, 2016, June 8, 2016, July 29, 2016 and October 17, 2016 in connection with the proposed transaction. Information regarding Colony’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Colony’s Annual Report on Form 10-K for the year ended December 31, 2015, its annual proxy statement filed with the SEC on March 31, 2016 and Current Reports on Form 8-K filed by Colony with the SEC on June 3, 2016, June 7, 2016, June 8, 2016, July 29, 2016 and October 17, 2016 in connection with the proposed transaction. Information regarding NRF’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in NRF’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended by its Form 10-K/A filed with the SEC on April 28, 2016 and Current Reports on Form 8-K filed by NRF with the SEC on June 3, 2016, June 7, 2016,

June 8, 2016, July 29, 2016 and October 17, 2016 in connection with the proposed transaction. A more complete description is available in the registration statement on Form S-4 and the joint proxy statement/prospectus initially filed by Colony NorthStar with the SEC on July 29, 2016, as amended from time to time. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This press release is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.